Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:	Anthony Sanzio (Media) (856) 968-4390 Jennifer Driscoll (Analysts) (856) 342-6081
DOUGLAS CONANT ANNOUNCES PLANS TO STEP DOWN AS
CEO OF CAMPBELL SOUP COMPANY AT THE END OF THE
FISCAL YEAR
Denise Morrison Named Executive Vice President and Chief Operating Officer to Lead the
Businesses and Elected a Member of the Board
CAMDEN, N.J., Sept. 28, 2010—Campbell Soup Company (NYSE:CPB) announced today that Douglas R. Conant, 59, who has served as President and Chief Executive Officer since January 2001, has advised the Board of Directors that he plans to step down as CEO on July 31, 2011, the end of the company’s fiscal year. The Board has elected Denise M. Morrison, 56, Executive Vice President and Chief Operating Officer, effective Oct. 1, 2010, in anticipation of her election to succeed Conant as CEO at the beginning of fiscal 2012. Morrison has also been elected a Director of the company as of October 1.
     “Doug has provided exceptional leadership to our company during the past decade,” said Paul R. Charron, Chairman of the Board of Directors. “He conceived and implemented a strategic vision that transformed Campbell into the focused, highly competitive business it is today. He has built a superb executive team. Through his extraordinary personal leadership, he has created an organization with world-class levels of employee engagement and a powerful commitment to win in the marketplace, the workplace and the community, all with the highest standards of integrity. The legacy of his wide-ranging contributions and sterling personal values will long endure at Campbell.”
     In her new role, Morrison will be responsible for leading all of the company’s global businesses. The businesses in the North America Soup, Sauces and Beverages division, International division and Pepperidge Farm will report directly to her. Morrison will also oversee corporate strategy, research and development and global marketing services. Other corporate functions will continue to report to Conant.

     Commenting on Morrison’s appointment as COO, Charron said, “Denise is an outstanding leader with a commanding knowledge of Campbell’s business and an impressive record of achievement. The Board is confident that in her expanded leadership role, she will drive strong business performance and enhance the company’s strategies for accelerating growth across our powerful brand portfolio. We look forward to working with Doug and Denise to implement a smooth and successful leadership transition.”
     Morrison has 35 years of experience in the consumer packaged goods industry. She joined Campbell in April 2003 as Chief Customer Officer and was appointed President of Campbell USA in 2005. She has been the President of North America Soup, Sauces and Beverages since October 2007. From 1995 to 2003 she was employed by Kraft and Nabisco, serving most recently as Executive Vice President and General Manager of Kraft Foods’ Snacks and Confections divisions. Earlier in her career, she held senior marketing and sales positions at Nestle USA. Morrison began her career at Procter & Gamble in 1975 and later worked at PepsiCo.
     “I am delighted by Denise’s appointment to this important new role at Campbell,” said Conant. “She is a very talented executive who combines rigorous discipline and strong leadership skills with boundless passion for our brands and our people. Denise’s long experience in the food industry has given her acute insight into the drivers of growth. I am confident that our global businesses will flourish under her capable leadership.”
     “I am honored to have been selected by the Board to lead Campbell’s business,” Morrison said. “I look forward to accelerating the growth of our great brands, capitalizing on our global opportunities and building on our people’s engagement to reach their potential for high performance. Together we will continue to build the world’s most extraordinary food company by nourishing people’s lives everywhere, every day.”
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

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Forward-Looking Statements
This news release contains “forward-looking statements” that reflect the company’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to vary materially from those anticipated or expressed in the forward-looking statements made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation to update the forward-looking statements in order to reflect events or circumstances after the date of this release.